Exhibit 99.B(m)(4)(b)

Schedule A

to the

Distribution Plan

(12b-1 Plan)

Current as of May 21, 2015

FUND	RULE 12b-1 FEE*

Compass EMP U.S. 500 Volatility Weighted Index ETF	0.25%
Compass EMP U.S. Discovery 500 Enhanced Volatility Weighted Index ETF	0.25%
Compass EMP U.S. 500 Enhanced Volatility Weighted Index ETF	0.25%
Compass EMP Developed 500 Enhanced Volatility Weighted Index ETF	0.25%
Compass EMP U.S. EQ Income 100 Enhanced Volatility Weighted Index ETF	0.25%
Compass EMP US Small Cap 500 Volatility Weighted Index ETF	0.25%
Compass EMP International 500 Volatility Weighted Index ETF	0.25%
Compass EMP Emerging Market 500 Volatility Weighted Index ETF	0.25%
Compass EMP US Large Cap High Dividend 100 Volatility Weighted Index ETF	0.25%
Compass EMP US Small Cap High Dividend 100 Volatility Weighted Index ETF	0.25%
Compass EMP International High Dividend 100 Volatility Weighted Index ETF	0.25%
Compass EMP Emerging Market High Dividend 100 Volatility Weighted Index ETF	0.25%

*  Percent of the average daily net assets